Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact: Monique Allaire, AVEO Pharmaceuticals, Inc. (617) 299-5810	Media Contact: Caton Lovett, Pure Communications (910) 232-7166

AVEO Pharmaceuticals Reports Third Quarter 2011 Financial Results

Company Provides Update on Tivozanib Clinical Program and Timelines

CAMBRIDGE, Mass., November 2, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today reported consolidated financial results for the third quarter of 2011 and provided an update on the tivozanib clinical program.

“The last few months have been focused on executing on our business and clinical development strategies, and I am very pleased with our continued progress on all fronts,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Importantly, based on the most recent review of the event data in our ongoing Phase 3 trial of tivozanib, TIVO-1, we believe we are on track to reach the necessary number of events in the fourth quarter, which means we now expect to announce top-line data in the first quarter of 2012.”

TIVO-1 is AVEO’s pivotal, global Phase 3 trial comparing the efficacy and safety of tivozanib to sorafenib (Nexavar®) in patients with advanced renal cell carcinoma. In addition to TIVO-1, AVEO and Astellas Pharma Inc., its collaborator, continue to plan to expand the development of tivozanib in colorectal and breast cancers independent of TIVO-1 data. Astellas and AVEO expect to initiate a Phase 2 clinical trial of tivozanib in patients with colorectal cancer this year. Due to a supply shortage of a combination agent, AVEO and Astellas expect to initiate a clinical trial of tivozanib in patients with breast cancer in 2012.

In addition, AVEO is continuing to make progress in the ongoing clinical development of ficlatuzumab, its novel HGF/c-MET pathway inhibitor currently being evaluated in a Phase 2 trial as first-line therapy in patients with both wild-type and mutant EGFR non-small cell lung cancer in combination with gefitinib versus gefitinib monotherapy. AVEO completed enrollment of 188 patients in the Phase 2 trial earlier this year, and the company remains on track to announce data from the Phase 2 trial in 2012.

Third Quarter 2011 Financial Results

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Total collaboration revenues for the third quarter ended September 30, 2011 were $3.6 million compared with $6.2 million for the third quarter of 2010. The primary driver for the decrease was a reduction in revenue recognized in conjunction with AVEO’s collaboration agreements with OSI and Merck as a result of the completion of work with OSI and termination of the agreement with Merck. The decrease in revenue was partially offset by research and development (R&D) funding from Centocor Ortho Biotech Inc.

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R&D expense for the third quarter of 2011 was $20.1 million compared with $20.3 million for the third quarter of 2010. The decrease in R&D expense was primarily due to reimbursable amounts under the cost sharing provisions of AVEO’s collaboration agreement with Astellas, partially offset by an increase in expenses mainly related to tivozanib.

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General and administrative (G&A) expense for the third quarter of 2011 was $6.6 million compared with $3.6 million for the third quarter of 2010. The increase in G&A expense was primarily driven by an increase in personnel-related expenses and expenses related to pre-commercialization activities for tivozanib.

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Net loss for the third quarter of 2011 was $23.8 million, or basic and diluted net loss per share of $0.55 compared with a net loss of $18.6 million, or basic and diluted net loss per share of $0.60 for the third quarter of 2010.

•	AVEO ended the third quarter of 2011 with cash, cash equivalents and marketable securities of $296.4 million.

Financial Guidance

AVEO continues to expect to end 2011 with at least $230 million in cash, cash equivalents and marketable securities. AVEO anticipates that this capital should allow it to fund its current operating plan beyond 2012.

Upcoming Activities

AVEO expects to present at the following oncology medical meetings:

•	3rd European Multidisciplinary Meeting on Urologic Cancers (EMUC) Conference, Barcelona, Spain, November 4-6, 2011

•	AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, San Francisco, November 12-16, 2011

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call discussing the company’s third quarter 2011 financial results today at 10:00 a.m. (EDT). The call can be accessed by dialing 1-866-202-3048 (domestic) or 1-617-213-8848 (international) five minutes prior to the start of the call and providing the passcode 32431020. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 92893892. The replay of the call will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveopharma.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: AVEO’s continued advancement of its clinical programs; AVEO’s expected timing of an announcement of top-line data from the TIVO-1 trial and the expected timing of ficlatuzumab trial results; AVEO’s plans to leverage its Human Response Platform; AVEO’s estimates for its 2011 financial performance (including its expected year-end cash balance) and AVEO’s estimates regarding its ability to fund its operations beyond 2012. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays and failures in AVEO’s ability to successfully research, develop and obtain and maintain regulatory approvals for tivozanib, ficlatuzumab and AVEO’s other product candidates; the possibility that AVEO will not obtain positive results in its Phase 3 clinical trial of tivozanib and/or that tivozanib will not achieve the regulatory approvals required for its successful commercialization either in the U.S. or abroad; potential delays in data availability from TIVO-1 or ficlatuzumab; potential delays in the initiation of other clinical trials of tivozanib; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve AVEO’s goals; adverse general economic and industry conditions; and those risks discussed in “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts)

(unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$45,913	$45,791
Marketable securities	213,915	94,407
Accounts receivable	9,747	391
Prepaid expenses and other current assets	5,559	4,864

Total current assets	275,134	145,453

Marketable securities	36,526	—
Property and equipment, net	5,163	4,532
Other assets	230	456
Restricted cash	705	607

Total assets	$317,758	$151,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,678	$9,247
Accrued expenses	13,297	10,121
Loans payable, net of discount	6,142	5,766
Deferred revenue	1,294	16,693
Other liabilities	1,249	—
Deferred rent	260	266

Total current liabilities	31,920	42,093

Loans payable, net of current portion and discount	17,900	17,636
Deferred revenue, net of current portion	20,008	16,509
Deferred rent, net of current portion	394	553
Other liabilities	1,238	2,487

Stockholders’ equity :
Preferred Stock, $.001 par value: 5,000 shares authorized; 0 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $.001 par value: 100,000 shares authorized; 43,185 and 35,604 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	43	36
Additional paid-in capital	427,248	308,268
Accumulated other comprehensive loss	(296)	(20)
Accumulated deficit	(180,697)	(236,514)

Total stockholders’ equity	246,298	71,770

Total liabilities and stockholders’ equity	$317,758	$151,048

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Collaboration revenue	$3,585	$6,222	$163,753	$32,725

Operating expenses:
Research and development	20,098	20,252	83,193	68,867
General and administrative	6,582	3,611	22,181	10,199

	26,680	23,863	105,374	79,066

Income (loss) from operations	(23,095)	(17,641)	58,379	(46,341)

Other income and expense:
Other income, net	62	10	17	140
Interest expense	(953)	(1,029)	(2,911)	(2,361)
Interest income	168	52	332	87

Other expense, net	(723)	(967)	(2,562)	(2,134)

Net income (loss)	$(23,818)	$(18,608)	$55,817	$(48,475)

Basic net income (loss) per share
Net income (loss)	$(0.55)	$(0.60)	$1.44	$(2.13)

Weighted average number of common shares outstanding	43,017	30,889	38,575	22,773

Diluted net income (loss) per share
Net income (loss)	$(0.55)	$(0.60)	$1.38	$(2.13)

Weighted average number of common shares and dilutive common share equivalents outstanding	43,017	30,889	40,377	22,773